Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

CARDIONET, LLC,

and

BIOMEDICAL SYSTEMS CORPORATION

dated as of

March 19, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Defined Terms	1

1.2	Additional Defined Terms	8

ARTICLE II PURCHASE AND SALE		9

2.1	Purchase and Sale of Assets	9

2.2	Excluded Assets	10

2.3	Assumed Liabilities	11

2.4	Excluded Liabilities	11

2.5	Purchase Price	13

2.6	Payment of Purchase Price	13

2.7	Escrow	13

2.8	Withholding Tax	13

ARTICLE III CLOSING		14

3.1	Closing	14

3.2	Closing Deliverables	14

3.3	Assignment of Assigned Contracts	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		16

4.1	Organization and Qualification of Seller	16

4.2	Authority of Seller	16

4.3	No Conflicts; Consents	17

4.4	Financial Statements	17

4.5	Undisclosed Liabilities	17

4.6	Absence of Certain Changes, Events and Conditions	17

4.7	Material Contracts	19

4.8	Title to Purchased Assets	21

4.9	Condition and Sufficiency of Assets	21

4.10	Intellectual Property	21

4.11	Material Payors	22

4.12	Insurance	23

4.13	Legal Proceedings; Governmental Orders	23

4.14	Compliance With Laws; Permits	23

4.15	Environmental Matters	24

4.16	Employee Benefit Matters	24

4.17	Employment Matters	25

4.18	Taxes	26

4.19	Healthcare Regulatory Compliance	27

4.20	Brokers	30

4.21	Illegal Payments	30

4.22	Affiliated Transactions	30

4.23	No Additional Representations	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		31

5.1	Organization of Buyer	31

5.2	Authority of Buyer	31

5.3	No Conflicts; Consents	31

5.4	Brokers	32

5.5	Legal Proceedings	32

ARTICLE VI COVENANTS		32

6.1	Conduct of Business Prior to the Closing	32

6.2	Access to Information	33

6.3	Notice of Certain Events	33

6.4	Employees and Employee Benefits	34

6.5	Public Announcements; Confidentiality	35

6.6	Non-competition; Non-solicitation	36

6.7	Governmental Approvals and Consents	37

6.8	Books and Records	39

6.9	Closing Conditions	39

6.10	Bulk Sales Laws	39

6.11	Transfer Taxes	39

6.12	Apportionment of Taxes	39

6.13	Assigned Contracts	40

6.14	Negotiations with Employees	40

6.15	Cooperation Regarding FDA Matters	40

6.16	Termination of Payor Contracts	41

6.17	Further Assurances	41

ARTICLE VII CONDITIONS TO CLOSING		41

7.1	Conditions to Obligations of All Parties	41

7.2	Conditions to Obligations of Buyer	41

7.3	Conditions to Obligations of Seller	43

ARTICLE VIII INDEMNIFICATION		44

8.1	Survival	44

8.2	Indemnification By Seller	44

8.3	Indemnification By Buyer	45

8.4	Certain Limitations	45

8.5	Indemnification Procedures	47

8.6	Payments	49

8.7	Tax Treatment of Indemnification Payments	49

8.8	Effect of Investigation	49

8.9	Exclusive Remedies	49

ARTICLE IX TERMINATION		50

9.1	Termination	50

9.2	Effect of Termination	50

ARTICLE X MISCELLANEOUS		51

10.1	Expenses	51

10.2	Notices	51

10.3	Interpretation	52

10.4	Headings	52

10.5	Severability	52

10.6	Entire Agreement	52

10.7	Successors and Assigns	53

10.8	No Third-party Beneficiaries	53

10.9	Amendment and Modification; Waiver	53

10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	53

10.11	Specific Performance	54

10.12	Counterparts	54

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 19, 2014, is entered into by and between CardioNet, LLC, a Delaware limited liability company (“Buyer”), and Biomedical Systems Corporation, a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller is engaged in, among other things, the Business (as defined below); and

WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to sell, assign and convey to Buyer, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

1.1          Defined Terms.  The following terms shall have the meanings given them below for purposes of this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Biotelemetry” means Biotelemetry, Inc., a Delaware corporation and Affiliate of Buyer.

“Business” means the provision of cardiac event monitoring, holter monitoring and mobile telemetry monitoring services (including the sale of hardware and software related thereto) for purposes of detecting and monitoring cardiac arrhythmias ordered through healthcare providers, but excluding the provision of (a) resting 12-lead ECG services with a monitoring period of less than two minutes, and (b) any type of medical monitoring services in connection with clinical trials.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Wilmington, Delaware are authorized or required by Law to be closed for business.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, customer orders, vendor and supplier orders, product warranties and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedule” means the disclosure schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” means Persons employed by Seller in connection with the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource

Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written order, notice of violation or infraction, or notice respecting any Environmental Claim, any of which relates to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit or written consent, waiver, or exemption required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity that together with Seller would be deemed a “single employer” for purposes of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Amount” means the Escrow Cash Deposit and the Stock Consideration.

“Escrow Cash Deposit” means $600,000 in cash.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Healthcare Programs” shall mean “federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Laws” means all applicable Laws, Governmental Healthcare Program conditions of participation, other legal requirements imposed by any Governmental Authority, and any judgment, decree, order, writ, or injunction of any Governmental Authority, concerning the licensure, certification, qualification, or operation of the Business, including, without limitation, to the extent applicable: (a) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), or other federal and state health care programs, (b) Laws regarding the professional standards of health care professionals; (c) Laws governing patient confidentiality and privacy including, without limitation, Health Information Laws; (d) Laws governing the corporate practice of medicine; (e) Laws governing home healthcare providers; and (f) Laws relating to kickbacks, self-referrals and access to health care, including (i) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the False Claims Act (31 U.S.C. §§ 3729 et seq.), (iii) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (iv) the civil False Claims Act (31 U.S.C. § 3729 et seq.), (v) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (vi) the exclusion Laws (42 U.S.C. § 1320a-7), (vii) the civil monetary penalty Laws (42 U.S.C. § 1320a-7a), (viii) the Stark Laws (42 U.S.C. § 1395nn), (ix) Laws imposed or enforced by the U.S. Department of Health and Human Services and (x) Laws imposed or enforced by any state Governmental Authority.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and its implementing regulations, including the privacy, security, electronic transactions and breach notification regulations, codified at 45 C.F.R. Parts 160, 162 and 164, as amended by the regulations promulgated pursuant to the Health Information Technology for Economic and Clinical Health Act (Division A, Title XII and Division B, Title IV of Pub. L. No. 111—5) (which was part of the American Recovery and Reinvestment Act of 2009).

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, and all goodwill symbolized by and associated with the foregoing; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces.

“Intellectual Property Assets” means all Intellectual Property that is: (a) owned by Seller; and (b) used in or necessary for the conduct of the Business as currently conducted.  For the purpose of clarity, Intellectual Property Assets does not include Intellectual Property Licenses or any Intellectual Property licensed by or through an Intellectual Property License.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Purchased Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Key Employee” means Chip Martin, Jim Ott, Tim Barrett, Ray Barrett, Dan Barrett, Patrick Barrett, Jayuni Buescher, Bob Mills and David Bondietti.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director, officer or Key Employee of Seller, after reasonable inquiry and investigation.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lender Consents” means the written consent to the transactions contemplated by this Agreement from (i) MidCap Funding IV, LLC, a Delaware limited liability company (“MidCap”), under that certain Credit and Security Agreement dated as of August 29, 2012, as amended, restated, supplemented or otherwise modified from time to time, by and among Buyer, Biotelemetry, Midcap, and the other parties thereto and (ii) Bancorp Bank, a Delaware state chartered banking company (“Bancorp”), under that certain Credit and Security Agreement dated as of February 21, 2014, as amended, restated, supplemented or otherwise modified from time to time, by and among Buyer, Biotelemetry, Bancorp, and the other parties thereto.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party, “Losses” shall not include punitive, indirect, special, incidental, exemplary or consequential damages of any kind, including without limitation, lost profits or revenues or loss resulting from business interruption.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required by Law or required or permitted by this Agreement, except pursuant to Section 4.3 and Section 6.7; (iv) conditions caused by acts of terrorism or war (whether or not declared); or (v) changes caused by the announcement of the transactions contemplated hereby; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Assigned Contract” means a Material Contract that is also an Assigned Contract.

“Material Payor” means any customer, client or payor of Seller that has accounted for gross revenues to Seller of more than $100,000 during the year ended December 31, 2013 and any other customer, client or payor of Seller that Seller reasonably anticipates will account for gross revenues to Seller of more than $100,000 during the current fiscal year.

“Medicaid” means the applicable provisions of Title XIX of the Social Security Act, the regulations and guidance promulgated thereby, and the federal and state Laws implementing the Medicaid program.

“Medicare” means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereby, including the federal Laws implementing the Medicare program.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the balance sheet of Seller as of the date hereof; or (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets, or (c) Safenet Terms and Conditions of Sale-Americas.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Related Party” of a Person shall mean (a) such Person’s Affiliates and (b) (i) with respect to an individual, any member of such individual’s family (including any child, step child, parent, step parent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law) and (ii) with respect to an entity, any of such entity’s direct and indirect subsidiaries, parent companies, investors and their respective subsidiaries, successors and assigns, and any of their respective current or former managers, members, directors, officers, employees, supervisors, attorneys, shareholders, insurers or agents.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, attorneys, accountants and other agents of such Person.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.8 and 4.20.

“Stock” means common stock of Biotelemetry, par value $0.001 per share.

“Stock Consideration” means an amount of Stock that has a Stock Value as of the Closing Date equal to $650,000.

“Stock Value” as of a given date means the value of Stock based on the trailing average closing Stock price (as recorded by such exchange where Biotelemetry has its primary listing) for the twenty (20) trading days ending on the date immediately preceding such date.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, the Century License Agreement, the TruVue License Agreement, the Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing, but expressly excluding the Transition Services Agreement.

“TruVue” means the Seller’s TruVue wireless ambulatory ECG monitoring system.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2          Additional Defined Terms.  The following additional capitalized terms shall have the meanings given them in the following sections of the Agreement:

Term	Section Reference
Accounts Receivable	Section 2.1(a)
Agreement	Preamble
Assigned Contracts	Section 2.1(b)
Assignment and Assumption Agreement	Section 3.2(a)(ii)
Assumed Liabilities	Section 2.3
Base Cash Purchase Price	Section 2.5
Basket Amount	Section 8.4(a)
Benefit Plan	Section 4.16(a)
Bill of Sale	Section 3.2(a)(ii)
Books and Records	Section 2.1(j)
Buyer	Preamble
Buyer Closing Certificate	Section 7.3(e)
Buyer Indemnitees	Section 8.2
Closing	Section 3.1
Closing Date	Section 3.1
Direct Claim	Section 8.5(d)
Equipment	Section 2.1(d)
Escrow Fund	Section 2.7
EU Transferred Employees	Section 6.4(a)
Excluded Assets	Section 2.2
Excluded Contracts	Section 2.2(a)
Excluded Liabilities	Section 2.4
Excluded Intellectual Property Assets	Section 2.2(e)
Financial Statements	Section 4.4
FIRPTA Certificate	Section 7.2(i)
Health Information Laws	Section 4.19(c)
Indemnified Party	Section 8.5

Term	Section Reference
Indemnifying Party	Section 8.5
Insurance Policies	Section 4.12
Intellectual Property Assignment	Section 3.2(a)(iii)
Material Contracts	Section 4.7(a)
Purchase Price	Section 2.5
Purchased Assets	Section 2.1
Purchased Intellectual Property Assets	Section 2.1(b)
Purchased Intellectual Property Licenses	Section 2.1(c)
Qualified Benefit Plan	Section 4.16(b)
Recoupment Claims	Section 4.19(b)(iii)
Restricted Period	Section 6.6(a)
Seller	Preamble
Seller Closing Certificate	Section 7.2(g)
Seller Indemnitees	Section 8.3
State Program	Section 4.19(a)
Third Party Claim	Section 8.5(a)
Transferred Employees	Section 6.4(a)
Transition Services Agreement	Section 3.2(a)(iv)

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)           all inventory of TruVue monitors and other holter and event monitors set forth in Schedule 2.1(a) in the quantities held or used by Seller in the Business on the Closing Date other than the quantity of TruVue monitors and other holter monitors set forth in Schedule 2.2(e);

(b)           the Intellectual Property Licenses set forth in Schedule 2.1(b) (“Purchased Intellectual Property Licenses”) and other Contracts set forth in Schedule 2.1(b) (together with the Purchased Intellectual Property Licenses, the “Assigned Contracts”);

(c)           all Intellectual Property Assets, including those assets listed in Schedule 2.1(c), but excluding the Excluded Intellectual Property Assets (the “Purchased Intellectual Property Assets”);

(d)           the furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property listed in Schedule 2.1(d) (the “Equipment”);

(e)           the Permits, including Environmental Permits, listed in Schedule 2.1(e), to the extent permitted by Law;

(f)            all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g)           the prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) set forth in Schedule 2.1(g);

(h)           all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i)            all insurance proceeds received by Seller for a Loss that (i) is incurred or sustained by, or imposed upon any Purchased Asset and (ii) that arises out of circumstances that occurred on or prior to the Closing Date;

(j)            originals, or where not available, copies, of all books and records relating to the Business, the Purchased Assets or the Assumed Liabilities, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Purchased Intellectual Property Assets and the Purchased Intellectual Property Licenses (“Books and Records”); and

(k)           all goodwill and the going concern value of the Business.

2.2          Excluded Assets. Notwithstanding the foregoing, all assets, properties and rights of Seller other than the Purchased Assets are not being acquired by Buyer, including, without limitation, the following assets (collectively, the “Excluded Assets”):

(a)           Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);

(b)           the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(c)           all Benefit Plans and all assets relating thereto;

(d)           the rights which accrue or will accrue to Seller under the Transaction Documents;

(e)           the Intellectual Property Assets set forth on Schedule 2.2(e) (the “Excluded Intellectual Property Assets”) and the other assets, properties and rights specifically set forth on Schedule 2.2(e); and

(f)            accounts receivable accrued by the Business prior to the Closing, regardless of whether invoiced prior to Closing.

2.3          Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)           all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance or other breach, default or violation by Seller on or prior to the Closing; and

(b)           those Liabilities of Seller set forth on Schedule 2.3(b).

2.4          Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities of Seller or any of its Affiliates:

(a)           all trade accounts payable of Seller to third parties, including such trade accounts payable incurred in connection with the Business that remain unpaid as of the Closing Date (“Accounts Payable”);

(b)           any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(c)           any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) relating to the Business or the Purchased Assets for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.11 (other than Taxes that are the responsibility of Buyer pursuant to Section 6.11); or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer;

(d)           any Liabilities to the extent relating to or arising out of the Excluded Assets;

(e)           any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f)            any product Liability or similar claim for injury to a Person or property to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller on or prior to the Closing Date, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(g)           any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(h)           any Liabilities relating to, arising under or in connection with any Benefit Plan;

(i)            any Liabilities of Seller relating to any present or former employees, agents or independent contractors of Seller arising out of circumstances that occurred on or prior to the Closing Date, including, without limitation, any Liabilities associated with any claims for wages or other benefits, workers’ compensation, severance, retention, termination or other payments;

(j)            any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of facts, circumstances or conditions existing on or prior to the Closing, except to the extent the same are caused or contributed to by Buyer;

(k)           any trade accounts payable of Seller (i) which constitute intercompany payables owing to Affiliates of Seller; (ii) which constitute debt, loans or credit facilities to financial institutions; or (iii) which did not arise in the ordinary course of business;

(l)            any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; or (ii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m)          any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.3 as Seller Indemnitees;

(n)           any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(o)           any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(p)           any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order on or prior to the Closing Date.

2.5          Purchase Price. The aggregate purchase price to be paid by the Buyer for the Purchased Assets shall be $8,000,000.00 (the “Base Cash Purchase Price”), plus the Stock Consideration, plus, the assumption of the Assumed Liabilities (collectively, the “Purchase Price”).

2.6          Payment of Purchase Price.  At the Closing, Buyer shall (i) pay to Seller, by wire transfer of immediately available funds made in accordance with written wire transfer instructions provided to Buyer by Seller no later than two (2) Business Days prior to the Closing Date, an amount equal to the sum of (a) the Base Cash Purchase Price, minus (b) the Escrow Cash Deposit (such sum, the “Closing Cash Payment”) and (ii) deliver to the Escrow Agent, the Escrow Amount in accordance with Section 2.7.

2.7          Escrow.  At or prior to the Closing, Seller and Buyer shall enter into the Escrow Agreement with the Escrow Agent.  In accordance with the terms of the Escrow Agreement, Buyer shall deposit the Escrow Amount into an account designated by the Escrow Agent (the funds available in such account, from time to time, the “Escrow Fund”) to be held for a term of eighteen (18) months and managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer or any other Buyer Indemnitees against Seller pursuant to Article VIII.  In accordance with and subject to the terms of the Escrow Agreement, on the twelve (12) month anniversary of the Closing Date, the Escrow Agent will pay to Seller an amount (payable in cash, Stock or any combination thereof as determined in the sole discretion of Buyer) equal to the value of the Escrow Fund in excess of $625,000 on such date (subject to reduction for the amount of Losses subject to any then pending indemnification claims), with the Stock Value of any Stock in the Escrow Fund being determined as of such anniversary.  In accordance with and subject to the terms of the Escrow Agreement, on the eighteen (18) month anniversary of the Closing Date, the Escrow Agent will pay to Seller the balance of the Escrow Fund (subject to reduction for the amount of Losses subject to any then pending indemnification claims).

2.8          Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price, and pay over to the applicable Governmental Authority, all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.  If Seller provides the certificate described in Section 3.2(a)(xi), Buyer shall not withhold under Section 1445 of the Code any amount from the consideration payable to Seller under this Agreement.

ARTICLE III
CLOSING

3.1          Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 401 E. Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301, commencing at 9:00 a.m. local time on the first Business Day following the satisfaction or waiver of all of the conditions to Closing set forth in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

3.2          Closing Deliverables.

(a)           At the Closing, Seller shall deliver to Buyer the following:

(i)            a bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”), duly executed by Seller;

(ii)           an assignment and assumption agreement in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)          an assignment in the form of Exhibit D attached hereto (the “Intellectual Property Assignment”), duly executed by Seller;

(iv)          the Transition Services Agreement in the form of Exhibit E attached hereto (the “Transition Services Agreement”), duly executed by Seller;

(v)           the license agreement in the form of Exhibit G attached hereto (the “Century License Agreement”), duly executed by Seller;

(vi)          the license agreement in the form of Exhibit H attached hereto (the “TruVue License Agreement”), duly executed by Seller;

(vii)         the license agreement in the form of Exhibit I attached hereto (the “Patent Licence Agreement”), duly executed by Seller;

(viii)        the license and distribution agreement in the form of Exhibit J attached hereto (the “CE License and Distribution Agreement”), duly executed by Seller;

(ix)          the Escrow Agreement, duly executed by Seller;

(x)           the Seller Closing Certificate;

(xi)          the FIRPTA Certificate;

(xii)         the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.2(h);

(xiii)                        a restrictive covenant agreement, in the form of Exhibit F attached hereto, duly executed by Tim Barrett, Ray Barrett, Dan Barrett and Patrick Barrett; and

(xiv)                       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)                                 At the Closing, Buyer shall deliver to Seller (or the Escrow Agent, as applicable) the following:

(i)                                     the Closing Cash Payment;

(ii)                                  the Escrow Amount (to be paid to the Escrow Agent);

(iii)                               the Assignment and Assumption Agreement, duly executed by Buyer;

(iv)                              the Transition Services Agreement, duly executed by Buyer;

(v)                                 the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(vi)                              the Century License Agreement, duly executed by Buyer;

(vii)                           the TruVue License Agreement, duly executed by Buyer;

(viii)                        the Patent License Agreement, duly executed by Buyer

(ix)                              the CE License and Distribution Agreement, duly executed by Buyer

(x)                                 the Buyer Closing Certificate; and

(xi)                              the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.3(f).

3.3                               Assignment of Assigned Contracts.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder.  Seller will use its commercially reasonable efforts and Buyer will use its commercially reasonable efforts to obtain the consent of the other parties to any such Assigned Contract for the assignment thereof to Buyer; provided, however, that neither Buyer nor its Affiliates shall be obligated to pay any consideration therefor to any third party from whom any such consent is requested and any costs related to obtaining such consent shall be the sole responsibility of Seller.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all rights under such Assigned Contract, then (i) Seller shall continue to be bound by such Assigned Contract and (ii) unless not permitted by the terms thereof or applicable Laws, Buyer shall, as agent or subcontractor for the applicable Seller, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Seller under such Assigned Contract arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the other Transaction Documents). Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer promptly all money, rights and other consideration received by Seller in respect of such performance.  If and when any such consent shall be obtained or such Assigned Contract shall otherwise become assignable, Seller shall promptly assign all of such Seller rights, obligations and other Liabilities under such Assigned Contract to Buyer without receipt of further consideration, and Buyer shall, without the payment of any further consideration, assume the rights, obligations and other Liabilities under such Assigned Contract arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the other Transaction Documents).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

4.1                               Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it in connection with the Business and to carry on the Business as currently conducted. Section 4.1 of the Disclosure Schedule sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Material Adverse Effect.

4.2                               Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

4.3                               No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.3 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.3 of the Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4                               Financial Statements. Section 4.4 of the Disclosure Schedule  contains true and complete copies of internally prepared and unaudited financial statements for the Business on a stand-alone basis consisting of the statements of income for the twelve (12) month periods ended  on December 31, 2012 and 2013 (collectively, the “Financial Statements”).  Except as set forth in Section 4.4 of the Disclosure Schedule, the Financial Statements are based on the books and records of the Business, were prepared on a basis that is consistent with Seller’s customary internal accounting practices with respect to the Business and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of operations of the Business for the stated periods.

4.5                               Undisclosed Liabilities.  Except as set forth in Section 4.5 of the Disclosure Schedule, to the Knowledge of Seller, Seller has no Liabilities with respect to the Business that are of a nature required by GAAP to be reflected on a balance sheet, except those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2013 and which are not, individually or in the aggregate, material in amount.

4.6                               Absence of Certain Changes, Events and Conditions. Since December 31, 2012, there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Section 4.6 of the Disclosure Schedule, since December 31, 2012, the Business has been conducted in the ordinary course consistent with past practice, and there has not been any:

(a)                                 material change in any method of accounting or accounting practice for the Business;

(b)                                 material change in cash management practices and policies, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(c)                                  material change in Seller’s relationship with any customer, vendor, or supplier related to the Business;

(d)                                 entry into any Contract that would constitute a Material Contract;

(e)                                  incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)                                   transfer, assignment, sale or other disposition of any of the Purchased Assets other than in the ordinary course of business;

(g)                                  cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h)                                 transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses except in the ordinary course of business;

(i)                                     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)                                    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k)                                 material capital expenditures which would constitute an Assumed Liability;

(l)                                     imposition of any Encumbrance upon any of the Purchased Assets;

(m)                             grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any employees of the Business or any other change in the terms of such employment, other than as provided for in any written agreements or in the ordinary course of business consistent with past practice or to the extent required pursuant to applicable Law;

(n)                                 loan to, or entry into any other transaction with, any employee of the Business;

(o)                                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p)                                 purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(q)                                 adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other similar plan, Contract or commitment for the benefit of any employee of the Business (including any such action taken with respect to any other Benefit Plan) except as required by applicable Law or as conducted in the ordinary course of business consistent with past practice; or

(r)                                    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7                               Material Contracts.

(a)                                 Section 4.7(a) of the Disclosure Schedules lists each of the following Contracts, other than Contracts related to TruVue, (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts relating to Intellectual Property set forth in Section 4.10(c) of the Disclosure Schedule, being “Material Contracts”):

(i)                                     all Contracts involving aggregate consideration in excess of $20,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii)                                  all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)                               all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)                              all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)                                 all Contracts with a physician, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any Contract with a pharmacy or any other supplier of medical products to patients of the Seller in connection with the Business or the Purchased Assets;

(vi)                              all Contracts with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395nn(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest;

(vii)                           all Contracts requiring the payment by the Seller of a royalty, override or similar commission or fee of more than $25,000 in any one year;

(viii)                        all Contracts that provide or give any express warranty to customers with respect to any of the products or services of the Business;

(ix)                              all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(x)                                 all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(xi)                              except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(xii)                           all Contracts with any Governmental Authority;

(xiii)                        all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiv)                       all joint venture, partnership or similar Contracts;

(xv)                          all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xvi)                       all powers of attorney with respect to the Business or any Purchased Asset;

(xvii)                    all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xviii)                 all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b)                                 Each Material Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice of any intention to terminate, any Material Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Material Assigned Contract.

(c)                                  Each of the oral arrangements set forth in Section 4.7(c) of the Disclosure Schedules (each an “Oral Agreement”) is terminable at any time (for any reason) at no cost to Seller.  Seller has no obligations under any such Oral Agreement other than the provision of services thereunder.

4.8                               Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following:

(a)                                 those items set forth in Section 4.8 of the Disclosure Schedule; or

(b)                                 Permitted Encumbrances.

4.9                               Condition and Sufficiency of Assets. The Equipment included in the Purchased Assets has been maintained in accordance with normal industry practice and are suitable for their current use, normal wear and tear excepted. Except as set forth in Section 4.9 of the Disclosure Schedule, (a) the Purchased Assets, together with the services to be provided to Buyer under the Transition Services Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and (b) none of the Excluded Assets are material to the Business other than the Excluded Assets relating to TruVue.

4.10                        Intellectual Property.

(a)                                 Section 4.10(a) of the Disclosure Schedule lists all (i) Intellectual Property Registrations and (ii) Purchased Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)                                 Seller owns all right, title and interest in and to the Intellectual Property Registrations and Purchased Intellectual Property Assets listed on Schedule 2.1(c) and on Section 4.10(a) of the Disclosure Schedule, free and clear of Encumbrances other than Permitted Encumbrances.  Seller has taken customary and commercially reasonable measures to protect and defend the Purchased Intellectual Property Assets.

(c)                                  Section 4.10(c) of the Disclosure Schedule lists all Purchased Intellectual Property Licenses, excluding any licenses that are non-negotiated, over-the-counter “shrinkwrap”, “clickwrap” and similar licenses, having a total value of less than five thousand dollars ($5,000). Seller has provided Buyer with true and complete copies of all such Purchased Intellectual Property Licenses. All such Purchased Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and, to the Knowledge of Seller, such other parties are in full compliance with the terms and conditions of such Purchased Intellectual Property Licenses.

(d)                                 Except as expressly disclosed on Section 4.10(d) of the Disclosure Schedule:

(i)                                     Seller has not (i) transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property Registrations or Purchased Intellectual Property Assets listed on Section 4.10(a) of the Disclosure Schedule or on Schedule 2.1(c) to any other Person or (ii) permitted the Seller’s rights in same to enter into the public domain;

(ii)                                  the Purchased Intellectual Property Assets as currently owned and used by Seller and the conduct of the Business as currently conducted by Seller, as it relates to the Purchased Intellectual Property Assets, do not infringe, violate or misappropriate the Intellectual Property of any Person.  To the Knowledge of the Seller, the Intellectual Property that is the subject of the Purchased Intellectual Property Licenses and the conduct of the Business as currently conducted by Seller, as it relates to the Purchased Intellectual Property Licenses does not infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any written communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened in the past five years that alleges any such infringement, violation or misappropriation, and none of the Purchased Intellectual Property Assets and, to the Seller’s Knowledge, the Purchased Intellectual Property Licenses, are subject to any outstanding Governmental Order;

(iii)                               to the Knowledge of the Seller, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Purchased Intellectual Property Assets;

(iv)                              none of the Purchased Intellectual Property Licenses will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 180 days after the Closing Date;

(v)                                 no third party that has licensed Intellectual Property to the Seller has ownership rights or license rights to improvements or derivative works made by the Seller in such Intellectual Property that is included in the Purchased Intellectual Property Assets; and

(vi)                              none of the Purchased Intellectual Property Assets have been adjudged by a court of competent jurisdiction, arbitrator, or other Government Authority as, and to the Seller’s Knowledge, no claim or demand has been made or is pending alleging that any such Purchased Intellectual Property Asset is, invalid or unenforceable or not exclusively owned by Seller.

4.11                        Material Payors.

(a)                                 Set forth in Section 4.11(a) of the Disclosure Schedule is a complete list of each Material Payor, including the aggregate gross revenues to Seller generated by each such Material Payor during the years ended December 31, 2012 and 2013.

(b)                                 Except as set forth in Section 4.11(b) of the Disclosure Schedule, the Seller has not received any notice, whether written or oral, from any Material Payor to the effect that such Material Payor will stop, materially decrease the rate of or change the terms (whether related to payment, price or otherwise) with respect to, purchasing services from the Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Further, except as set forth on Section 4.11(b) of the Disclosure Schedule, to the Seller’s Knowledge, no Material Payor presently intends to deliver any such notice.

4.12                        Insurance. Section 4.12 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2011. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

4.13                        Legal Proceedings; Governmental Orders.

(a)                                 There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b)                                 There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, other than Governmental Orders of general applicability to Persons engaged in businesses similar to the Business.  No formal investigation or review by any Government Authority with respect to the Business or the Purchased Assets is pending for which Seller has been notified or, to Seller’s Knowledge, threatened, nor has any Government Authority notified Seller of its intention to conduct the same.

4.14                        Compliance With Laws; Permits.

(a)                                 Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller has complied in all material respects, and is now complying in all material respects, with all Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets.  Seller has not received written notice alleging any violations of Laws, and there is not outstanding or, to Seller’s Knowledge, any threatened Governmental Orders relating to or affecting the Business or the Purchased Assets.

(b)                                 All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.14(b) of the Disclosure Schedule lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.14(b) of the Disclosure Schedule.

(c)                                  Seller has conducted the Business in material compliance with all terms and conditions of the Permits set forth in Section 4.14(b) of the Disclosure Schedule, and, except as set forth in Section 4.14(c) of the Disclosure Schedule, none of such Permits will be suspended, revoked or cancelled as a result of the transactions contemplated by this Agreement.

4.15                        Environmental Matters.  The operations of Seller with respect to the Business and the Purchased Assets are currently and since January 1, 2009, have been in material compliance with all Environmental Laws. Since January 1, 2009, Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) written Environmental Notice or written Environmental Claim; or (ii) written request for information pursuant to Environmental Law. The representations and warranties in Section 4.13, 4.14 and 4.15 are the sole representations and warranties of Seller with respect to any issues arising under or relating to Environmental Laws or Hazardous Materials.

4.16                        Employee Benefit Matters.

(a)                                 Section 4.16(a) of the Disclosure Schedule contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, medical, dental, disability, life, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, whether or not an “employee benefit plan” subject to ERISA, in effect and covering one or more employees, former employees and the beneficiaries and dependents of any such employee or former employee of the Business, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has or may have any liability actual, contingent or otherwise (as listed on Section 4.16(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b)                                 Each Benefit Plan complies, in all material respects, with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal

Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller to a penalty under Section 502 of ERISA or to an excise tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and all applicable accounting principles. With respect to any Benefit Plan, no event has occurred or, to the Seller’s Knowledge, is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code.

(c)                                  No Benefit Plan and no employee benefit plan or program sponsored, contributed to, or required to be contributed to by an ERISA Affiliate of the Seller (i) is subject to Section 412 of the Code or Title IV of ERISA; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither Seller nor any of its ERISA Affiliates has any liability (actual, contingent or otherwise) with respect to such types of plans.

(d)                                 No employee of the Business is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, excluding any action taken by Buyer in relation to any individual following the Closing Date.

(e)                                  There is no pending or, to Seller’s Knowledge, threatened action or claims relating to a Benefit Plan other than routine claims in the ordinary course for which the appeals process has not yet been exhausted.

(f)                                   Neither Seller nor any of its ERISA Affiliates has any commitment or obligation or has made any representations to any employee of the Business, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, except to the extent such action is of a type that would not violate the representations in Section 4.6 had such action occurred prior to the date of this Agreement.

4.17                        Employment Matters.

(a)                                 Section 4.17(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation.

(b)                                 Except as set forth on Section 4.17(b) of the Disclosure Schedule, Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its employees.

(c)                                  Seller is currently in compliance in all material respects with all applicable Laws pertaining to employment, employment practices and social security law to the extent they relate to the employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

4.18                        Taxes. Except as set forth in Section 4.18 of the Disclosure Schedule:

(a)                                 All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been timely filed (taking into account all extensions of due dates) with the appropriate taxing authorities. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid.

(b)                                 Seller has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee and, with respect to the Business, any other employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  Seller has not agreed to any extension or waiver of any statute of limitations period within which Taxes with respect to the Purchased Assets must be assessed, which period has not yet expired.

(d)                                 All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)                                  Seller is not a party to any Action by any taxing authority. There are no pending, or to the Knowledge of Seller, threatened Actions by any taxing authority.

(f)                                   There are no Encumbrances for Taxes other than Permitted Encumbrances upon any of the Purchased Assets.

(g)                                  Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

4.19                        Healthcare Regulatory Compliance.

(a)                                 Except as set forth on Section 4.19(a) of the Disclosure Schedule, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its officers, managers, directors (or Persons performing similar functions), agents or employees relating to the Business or the Purchased Assets, and neither Seller nor to the Knowledge of Seller any of its respective agents is involved in or subject to, directly or indirectly, any investigation by or with any Governmental Authority relating to any of the Permits, Governmental Healthcare Programs (including but not limited to, Medicare or Medicaid) or any state-sponsored reimbursement program (“State Program”).

(b)                                 Except as set forth on Section 4.19(b) of the Disclosure Schedule, Seller has conducted and is conducting the Business in compliance in all material respects with, and, to the Knowledge of Seller, none of the directors, managers, executive officers, employees or agents of Seller has been or is engaged in any activity that would constitute a material violation of any applicable Healthcare Laws or any material requirements of any Contracts between Seller and any third-party payor, in each case, in connection with the Business.  Without limiting the generality of the foregoing:

(i)                                     there is no Action pending or, to the Knowledge of Seller, threatened, alleging noncompliance with, or otherwise involving, any Healthcare Laws against Seller in connection with the Business or the Purchased Assets;

(ii)                                  except as set forth on Section 4.19(b)(ii) of the Disclosure Schedule, in connection with the Business or the Purchased Assets, Seller (A) is not a party to a corporate integrity agreement, a certificate of compliance agreement with the Office of Inspector General of the Department of Health and Human Services, or similar government-mandated compliance program or agreement, (B) does not have any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority, or (C) has not been served with or received any search warrants, subpoenas, or civil investigative demands from any Governmental Authority related to the Business; and

(iii)                               except as set forth on Section 4.19(b)(iii) of the Disclosure Schedule, in connection with the Business or the Purchased Assets, within the last three (3) years, Seller (A) has not received any notice of denial of payment, recoupment, or overpayment, set-off, penalty or fine that is in excess of $50,000 from any Governmental Healthcare Programs, or any other third-party payor, with respect to the Business (collectively, “Recoupment Claims”), or (B) has no outstanding overpayments or refunds due to Governmental Healthcare Programs or any other third-party payor or patient that is in excess of $50,000.  To the Knowledge or Seller, there is no basis for any Recoupment Claims based upon claims or bills submitted or to be submitted in connection with services rendered by Seller in connection with the Business.

(c)                                  With respect to the Business, Seller is a “covered entity” (as defined under 45 C.F.R. § 160.103).  Except as set forth on Section 4.19(c) of the Disclosure Schedule, Seller is in material compliance with HIPAA and all applicable Laws relating to the privacy, security, and transmission of health information (collectively, “Health Information Laws”) with regard to the operation of the Business.  Electronic transactions conducted by Seller meet the format and transmission standards required under the Administration Simplification provisions of HIPAA at 45 CFR Parts 160 and 162 and referenced in the Health Information Laws.  To the Knowledge of Seller, Seller has not received any notice from any Person, including any Governmental Authority, regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security or privacy practices regarding, individually identifiable health information in violation of any applicable Health Information Law.  To the Knowledge of Seller, there is no impermissible use or disclosure, breach, or security incident (each as determined by reference to HIPAA or state Laws, as applicable), involving individually identifiable health information, including electronic individually identifiable health information, held by the Seller or any of its agents, employees or contractors, that has not been remedied as required by applicable Health Information Law.

(d)                                 Neither Seller, in connection with the Business, nor, to the Knowledge of Seller, any of Seller’s current or former agents (at the time of, in connection with, arising from, or otherwise related to such agents’ employment or retention by, or representation of, Seller): (i) has been convicted of, charged with, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any violation of any Law related to any Governmental Healthcare Programs or State Program, (ii) has been convicted of any violation of Healthcare Laws, (iii) is excluded, suspended, or debarred from participation, or has received a notice of their exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate, in Governmental Healthcare Programs or State Program, (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or (v) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e)                                  Seller has complied with all material provisions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., as amended from time to time, and all applicable regulations promulgated thereunder by the U.S. Food and Drug Administration (FDA) (collectively, “FDA Law and Regulation”) in connection with the Business.

(f)                                   Seller has not received any written notice or other communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation in connection with the Business.  In connection with the Business, (i) Seller is not subject to any current enforcement, regulatory or administrative proceedings by the FDA, (ii) no review, investigation or audit by a Governmental Authority is currently pending, and (iii) to the Seller’s Knowledge, no review, investigation or audit has been threatened against the Seller.  There is no civil, criminal or administrative action, suit, claim, complaint, hearing, demand letter, warning letter, untitled letter, proceeding pending or, to the Seller’s Knowledge, any investigation or audit pending against the Seller for failure to comply with any FDA Law and Regulation in connection with the Business.

(g)                                  All products designed, manufactured, prepared, tested, developed, processed, packaged, labeled, stored, tracked, installed, distributed, marketed and/or serviced by or on behalf of Seller in connection with the Business, which are subject to the jurisdiction of the FDA or any other Governmental Authority or which are included in an article manufactured by another which article is subject to FDA jurisdiction or any other Governmental Authority are being or have been designed, manufactured, prepared, tested, developed, processed, packaged, labeled, stored, installed, tracked, distributed, marketed and/or serviced in compliance with all applicable Laws administered or issued by the FDA or United States Department of Health and Human Services or any other Governmental Authority (including, but not limited to, the FDA’s Quality System Regulation).

(h)                                 To the Knowledge of Seller, (i) no officer, employee, agent or contractor of the Business has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke with respect to the Business or the Purchased Assets its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, (ii) no officer, employee,  agent or contractor of the Business has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a or any similar Law or authorized by 21 U.S.C. Section 335a or any similar Law, and (iii) Seller is not the subject of any pending or threatened investigation or audit by the FDA pursuant to the FDA’s Application Integrity Policy (as described in the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” and any amendments thereto).

(i)                                     To the Knowledge of Seller, each product manufactured and/or distributed, whether by sale or lease, or service rendered, by Seller in connection with the Business substantially complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.  Seller is in substantial compliance with applicable Laws governing reporting and recordkeeping for the products of the Business, including, but not limited to, complaint records, service records, adverse event reporting, reporting of corrections and removals and reporting of product modifications.

(j)                                    Seller has not received any notice or other communication from the FDA, the Federal Trade Commission or any other Governmental Authority (i) denying or otherwise raising material questions about any application for marketing authorization of a product of the Business (including a premarket notification or premarket approval application relating to such a product) or (ii) contesting the labeling and promotion of any product of the Business.  All labels, labeling, directional inserts, packaging and other labeling materials and all advertising and promotional materials for each of the products substantially conform and have conformed to the product’s marketing clearance, approval or authorization and substantially comply with all applicable Laws.  Seller has not introduced into commercial distribution any products of the Business that are regulated by the FDA which were in material noncompliance such that FDA would be reasonably likely to bring an action for adulteration or misbranding under 21 U.S.C. § 331.  Seller has not received any Form FDA 483, Warning Letter, Untitled Letter or comparable notification from the FDA or any other Governmental Authority indicating that there are regulatory or statutory violations or departures that Seller or the Business needs to address or remedy.

(k)                                 No product of the Business is under consideration by management of Seller for recall, expansion of any recall, withdrawal, suspension, seizure or discontinuation, other than those products withdrawn, suspended or discontinued for commercial or business reasons.  No proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any product of the Business are pending, or to Seller’s Knowledge, threatened against Seller, the Business or the Purchased Assets.

(l)                                     Seller is not in receipt of any written notice that the FDA or any other Governmental Authority has, in connection with the Business or the Purchased Assets, (i) commenced, or threatened to initiate, any action to withdraw its approval, clearance, registration, or request the recall of any product, (ii) commenced, or threatened to initiate, any action to enjoin production or distribution of any product or (iii) commenced, or threatened to initiate, any action to enjoin the production or distribution of any product produced at any facility where any product is manufactured, tested or packaged.  Seller has not received any request for documents from any Governmental Authority related to the Business or the Purchased Assets, including by way of example only, a Civil Investigative Demand or a subpoena from the Office of Inspector General, Department of Health and Human Services.

4.20                        Brokers.  Except as set forth in Section 4.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.21                        Illegal Payments.  Neither Seller, any Affiliate of Seller nor, to the Knowledge of Seller, any of their respective agents or immediate family members has, in connection with the Business or the Purchased Assets (a) used any funds of Seller for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any payment in violation of applicable Laws to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any payment or offer of payment to any healthcare provider or supplier, an existing or potential patient or client of Seller, or any other Person in violation of any applicable Healthcare Law, or (d) made any other payment in violation of applicable Laws.

4.22                        Affiliated Transactions.  No Affiliate of Seller, no Related Party of a Seller or, to the Knowledge of Seller, no individual related by blood, marriage or adoption to any such individual Affiliate or any entity in which any such individual owns any beneficial interest, is a party or has been a party within the prior three (3) years to any agreement, contract, commitment or transaction with the Business or the employees of the Business or has any interest in any property used by the Business, other than an indirect interest through ownership of Seller.

4.23                        No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (I) SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), LIABILITIES, RISKS AND OTHER INCIDENTS OF THE BUSINESS, (II) SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE PURCHASED ASSETS OR THE BUSINESS AND (III) NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR ANY OF ITS AFFILIATES, OR BY ANY REPRESENTATIVE THEREOF, WHETHER BY USE OF A “DATA ROOM,” OR IN ANY INFORMATION MEMORANDUM OR OTHERWISE, OR BY ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE BUSINESS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

5.1                               Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2                               Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

5.3                               No Conflicts; Consents. Except for the Lender Consents, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.4                               Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.5                               Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE VI
COVENANTS

6.1                               Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to:

(a)                                 preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)                                 pay the debts, Taxes and other obligations of the Business when due;

(c)                                  maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                                 continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)                                  defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f)                                   perform all of its obligations under all Assigned Contracts;

(g)                                  maintain the Books and Records in accordance with past practice;

(h)                                 comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(i)                                     maintain employment levels of the Business at a level required for the conduct of the Business as currently conducted and consistent with past practice;

(j)                                    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.

6.2                               Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business during normal business hours and upon reasonable written notice; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.3                               Notice of Certain Events.

(a)                                 From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                              any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                                 If Buyer would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 7.1 or 7.2 on the basis of the information disclosed by Seller under this Section 6.3, and Buyer does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VIII of this Agreement, and no Buyer Indemnitee will have any claim for indemnification with respect to the information so disclosed.

6.4                               Employees and Employee Benefits.

(a)                                 On the Closing Date, the employment agreements of the Employees listed on Section 6.4(a) of the Disclosure Schedule (the “EU Transferred Employees”) shall transfer automatically to the Buyer as a result of the sale and transfer of the Purchased Assets to Buyer under and in accordance with the Belgian Collective Bargaining Agreement 32bis of 7 July 1987.  Seller shall perform and discharge all of its employer obligations in respect of the EU Transferred Employees in respect of all periods up to and including the Closing Date. All liabilities for any pro rata entitlements, being any proportionate part of remuneration, benefits and allowances, due to a EU Transferred Employee relating to any period of employment prior to the Closing Date (including, without limitation, the prorated 13th month payment, prorated holiday pay and holiday pay due on departure as calculated on the Closing Date, overtime hours that have been performed before or on the Closing Date) shall be borne by Seller.

(b)                                 Not less than five (5) days prior to the Closing Date, Buyer shall deliver to Seller a written list of the Employees (other than the EU Transferred Employees) to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date.  On the Closing Date, Seller shall terminate such Employees (such Employees plus the EU Transferred Employees, the “Transferred Employees”).

(c)                                  Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation, benefits and/or other amounts payable to any current or former employee or other service provider of Seller, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, and/or severance pay payable to any current or former employee or other service provider of Seller for any period relating to the service with Seller at any time prior to the Closing Date and Seller shall pay all such amounts to all Transferred Employees, when and to the extent such Transferred Employees are entitled to such payments.

(d)                                 Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees or agents of Seller which claims relate to events occurring prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees or agents of Seller which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e)                                  Seller shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transaction contemplated by this Agreement.

(f)                                   Seller shall be responsible for complying with the WARN Act with respect to any of its Employees that do not become Transferred Employees, to the extent applicable.

6.5                               Public Announcements; Confidentiality.

(a)                                 Neither party hereto shall make, or permit any of its Representatives or Affiliates to make, any public statements or otherwise communicate with any news media, including the issuance of any press releases, with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by applicable Law or Governmental Order, in which case the disclosing party shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance or (ii) in the case of Buyer, for customary communications with shareholders of Biotelemetry regarding the transactions contemplated hereby, consistent with the past practices of Biotelemetry.

(b)                                 Prior to the Closing, Buyer shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Buyer can show that such information (i) is generally available to and known by the public through no breach of this Agreement by Buyer, any of its Affiliates or their respective Representatives in violation of this Agreement; or (ii) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not known by Buyer to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided that Buyer shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c)                                  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no breach of this Agreement by Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not known by Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(d)                                 Buyer and Seller will consult with each other concerning the means by which Seller’s employees, customers, and suppliers will be informed of the transaction contemplated hereby and Buyer shall not contact any such employee, customer or supplier, including any Material Payor, without Seller’s prior written consent.

(e)                                  Notwithstanding anything to the contrary in this Section 6.5, Seller agrees that Buyer’s Form 8-K to be filed at or near the date hereof and each party’s press releases may include the dollar value and description of the Purchase Price hereunder and historical revenue and EBITDA figures for the Business.

6.6                               Non-competition; Non-solicitation

(a)                                 For a period of seven (7) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) engage in or assist any other Person in engaging in the Business; (ii) have an interest in any Person that engages directly or indirectly in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, lender or consultant; or (iii) cause, induce or encourage any material actual or prospective client, payor, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(i)                                     Notwithstanding the other terms of Section 6.6(a), Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(ii)                                  Notwithstanding the other terms of Section 6.6(a), during the Restricted Period, Seller may sell or license any Intellectual Property existing as of the Closing Date that is not a Purchased Intellectual Property Asset to any Person, provided, that Seller may not sell or license TruVue or any Excluded Intellectual Property Asset used in the conduct of the Business as currently conducted by Seller to any Person that has engaged or may engage in the Business unless such Person covenants in writing that it will not use TruVue or such Intellectual Property to compete with the Business during the Restricted Period; Seller shall be responsible to Buyer for any breach of such covenant by such Person.

(b)                                 During the period commencing on the date hereof and ending on the last day of the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, hire or solicit any Transferred Employee or any person who was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided that, nothing in this Section 6.6(b) shall prevent Seller or any of its Affiliates from hiring any former employee who has not been employed by Buyer (or its Affiliates) for a period in excess of six (6) months.

(c)                                  Seller acknowledges that it would be difficult to fully compensate Buyer for damages resulting from any breach by them of the provisions of this Section 6.6.  Accordingly, in the event of any actual or threatened breach of such provisions, Buyer shall (in addition to any other remedies which it may have) be entitled to seek temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, if Buyer prevails, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond.  In the event that any action, suit or proceeding shall be brought against Seller for the enforcement of this Section 6.6, the calculation of the Restricted Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Section 6.6 through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding.

(d)                                 Seller acknowledges that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.7                               Governmental Approvals and Consents

(a)                                 Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Seller shall cooperate, as reasonably requested by Buyer, with Buyer’s efforts to obtain any consents from third parties that Buyer believes are necessary in order to assign the Assigned Contracts to Buyer.

(c)                                  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)                                  Notwithstanding the foregoing, nothing in this Section 6.7 shall require, or be construed to require, Buyer, Seller or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of either party or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to either party of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.8                               Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)                                  upon reasonable notice, afford Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i)                                     retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.8 where such access would violate any Law.

6.9                               Closing Conditions.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

6.10                        Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.11                        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Seller and 50% by Buyer when due. Seller and Buyer each shall timely file any Tax Return or other document with respect to such Taxes or fees required to be filed by it (and the other party shall cooperate with respect thereto as necessary).

6.12                        Apportionment of Taxes.  Seller shall be responsible for and pay any Taxes with respect to the Business and Purchased Assets relating to periods (or portions thereof) ending on or before the Closing Date, provided that Seller shall be liable only to the extent that such Taxes exceed the amount, if any, of such Taxes that Seller has paid in advance.  Buyer shall not file any amended Tax Returns relating to the Purchased Assets for any taxable period ending on or prior to the Closing Date except as may be required by any applicable Taxing authority.  Buyer shall be responsible for any Taxes with respect to the Business and Purchased Assets relating to periods (or portions thereof) beginning after the Closing Date.  For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that does not end on) the Closing Date, the portion of such Tax (or refund of such Tax) that is attributable to the portion of such period that ends on the Closing Date shall be (a) in the case of a Tax that is not transaction-based (e.g., real and personal property Taxes), the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date, and the denominator of which is the total number of days in such full Tax period, and (b) in the case of a Tax that is transaction-based (e.g., income Taxes, employment Taxes and sales and use Taxes), the Tax that would be due with respect to such partial period, if such partial period were a full Tax period, apportioning income, gain, expenses, loss, deductions and credits based on an interim closing of the books.  Any refunds of Taxes with respect to the Purchased Assets and interest thereon that are received by Buyer or its Affiliates, and any such amounts credited against Tax to which Buyer or its Affiliates become entitled, that relate to Pre-Closing Periods shall be for the account of Seller, and Buyer shall pay over to Seller any such refund and interest or the amount of any such credit within 15 days after receipt or entitlement thereto.

6.13                        Assigned Contracts.  At or promptly after the Closing, Seller shall deliver to Buyer the original contract documents in Seller’s possession for each of the Assigned Contracts together with the original contract documents in Seller’s possession for any and all amendments or modifications thereto.

6.14                        Negotiations with Employees.  Subject to Section 6.5(d), prior to the Closing, Seller shall permit Buyer to have access to the Employees for the purpose of negotiating employment arrangements by which the Employees would leave the employ of Seller and enter the employ of Buyer upon and subject to the Closing.

6.15                        Cooperation Regarding FDA Matters.

(a)                                 At or promptly after the Closing, Buyer shall comply with 21 CFR Part 807 in connection with its purchase and ownership of the Purchased Assets (including any Permits listed in Schedule 2.1(e)) and operation of the Business.  Following the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate in good faith with each other and take such actions as may be reasonably required to facilitate Buyer’s compliance with 21 CFR Part 807.

(b)                                 Following the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate in good faith with each other and take such actions as may be reasonably required to facilitate submission of required notices and applications to FDA in connection with a party’s application for Permits relating to its use of certain of the Purchased Assets and Improvements (as defined in the Century License Agreement) in connection with its ongoing business operations, including, to the extent permitted by applicable Law, consents and authorizations, providing access as reasonably required to all data, retained samples, instruments and other documents relating to such Purchased Assets.  In addition, the parties agree to share information with each other relating to discussions with FDA regarding FDA’s position on modifications to the Purchased Assets to the extent that such information will facilitate the other party’s application to FDA and so long as the information does not constitute confidential or proprietary information.

6.16                        Termination of Payor Contracts.  From time to time following the Closing, Buyer may, at its election, provide written direction to Seller to terminate any one or all of the Contracts set forth on Schedule 6.16 attached hereto and, promptly following receipt of any such written direction from Buyer, Seller shall use commercially reasonable efforts to terminate such Contracts in accordance with their respective terms.

6.17                        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
CONDITIONS TO CLOSING

7.1                               Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)                                 Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3 in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

7.2                               Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Seller contained in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority of Seller) and Section 4.20 (Brokers), the representations and warranties of Seller contained in Article IV of this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect)

on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority of Seller) and Section 4.20 (Brokers) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)                                 From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)                                  Seller, as applicable, shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2(a).

(f)                                   All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(g)                                  Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied (the “Seller Closing Certificate”).

(h)                                 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of the certificate of incorporation and bylaws of Seller (including all amendments thereto) as in effect immediately prior to the Closing Date, (ii) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i)                                     Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(j)                                    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

7.3                               Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Buyer contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer) and Section 5.4 (Brokers), the representations and warranties of Buyer contained in Article V of this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer) and Section 5.4 (Brokers) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  No Action shall have been commenced against Buyer or Seller which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)                                 Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in 3.2(b).

(e)                                  Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).

(f)                                   Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)                                  Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

8.1                               Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that, the representations and warranties in Sections 4.2 (Authority of Seller), 4.8 (Title to Purchased Assets) and 5.2 (Authority of Buyer) shall survive indefinitely, the representations and warranties in Section 4.15 (Environmental) shall survive for three (3) years, and the representations and warranties in Sections 4.1 (Organization and Qualification of Seller), 4.16 (Employee Benefit Matters), 4.18 (Taxes), 4.19 (Healthcare Regulatory Compliance), 4.20 (Brokers), 4.21 (Illegal Payments), 5.1 (Organization of Buyer), and 5.4 (Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2                               Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(b)                                 any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)                                  any Excluded Asset or any Excluded Liability;

(d)                                 any Third Party Claim based upon, resulting from or arising out of the conduct or operation of the Business or the use or ownership of the Purchased Assets or any other assets of Seller or any of its Affiliates on or prior to the Closing Date; or

(e)                                  with respect to any EU Transferred Employee, (i) any claim made by or on behalf of any EU Transferred Employee which relates to the employment of such EU Transferred Employee by Seller prior to the Closing Date, (ii) a dismissal by Seller of any EU Transferred Employee prior to the Closing Date, or (iii) a dismissal of any person (other than an EU Transferred Employee) whose employment is automatically transferred to Buyer in connection with the Closing pursuant to the Belgian Collective Bargaining Agreement 32bis of 7 July 1987.

8.3                               Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)                                 any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(c)                                  any Purchased Asset (solely with respect to matters arising after the Closing Date) or any Assumed Liability;

(d)                                 any Third Party Claim based upon, resulting from or arising out of the conduct or operation of the Business or the use or ownership of the Purchased Assets or any other assets of Buyer or any of its Affiliates after the Closing Date; or

(e)                                  with respect to any EU Transferred Employee, (i) any claim made by or on behalf of any EU Transferred Employee which relates to the employment of such EU Transferred Employee by Buyer following the Closing Date, or (ii) a dismissal by Buyer of any EU Transferred Employee following the Closing Date.

8.4                               Certain Limitations. The indemnification provided for in Sections 8.2 and 8.3 shall be subject to the following limitations:

(a)                                 The Buyer Indemnitees shall not be indemnified pursuant to Section 8.2 with respect to any Loss if the aggregate of all Losses for which the Buyer Indemnitees have received indemnification has exceeded $1,600,000 (the “Cap”); provided, however, for any Loss relating to, based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the Seller Fundamental Representations, (ii) Section 8.2(b), (iii) Section 8.2(c),  (iv) Section 8.2(d), or (v) Section 8.2(e), in each case, the Cap shall be equal to one hundred percent (100%) of the Purchase Price.  For the avoidance of doubt, except in the case of fraud, intentional misrepresentation, or willful misconduct, in no event shall Seller be required to indemnify the Buyer Indemnitees for any Losses in excess of an aggregate amount equal to the Purchase Price.  The Buyer Indemnitees shall not be indemnified pursuant to Section 8.2 with respect to any Losses unless and until such Losses exceed one hundred thousand dollars ($100,000) (the “Basket Amount”), but then only to the extent of any such excess; provided, however, the Basket Amount shall not apply to any Losses relating to, based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any of the Seller Fundamental Representations, (ii) Section 8.2(b), (iii) Section 8.2(c), (iv) Section 8.2(d), or (v) Section 8.2(e).

(b)                                 Notwithstanding anything to the contrary contained herein, the limitations set forth in Section 8.4(a) shall not apply to Losses incurred in connection with fraud, intentional misrepresentation or willful misconduct.

(c)                                  For purposes of determining the amount of Loss (but not for purposes of determining whether a breach has occurred) related to a breach of any representation or warranty contained in this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant hereto or thereto, such representation and warranty shall be considered without regard to the words “material,” “Material Adverse Effect” or similar qualification set forth therein.

(d)                                 If Seller’s indemnification obligation under Section 8.2 arises in respect of any indemnifiable event (i) for which Buyer receives indemnification from Seller, and (ii) for which Buyer (or its Affiliates) actually realizes any deduction, credit or other Tax benefit with respect to such Loss (a “Tax Benefit”) that would not, but for such indemnifiable event, be available, such indemnification obligation of Seller shall be reduced by an amount equal to the Tax Benefit actually realized by Buyer (or its Affiliates) in the Tax year of the Loss or the two succeeding Tax years as a result of such Tax Benefit. If the Tax Benefit is actually realized after the indemnification payment is made, Buyer shall within 15 days of receiving a payment or reducing a required Tax payment, pay such amount to Seller.

(e)                                  Notwithstanding anything contained herein or elsewhere to the contrary, the amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party with respect to such Losses from any third party (or paid by such third party to another for the account or benefit of the Indemnifying Party) with respect to obligations of such third party or under insurance policies maintained by the Indemnifying Party and applicable to such Losses, net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery.  To the extent that (i) any amounts are actually recovered by an Indemnified Party from a third party (or paid by such third party to another for the account or benefit of the Indemnifying Party) or (ii) any insurance payment is actually recovered by an Indemnified Party after the related indemnification payment has been made pursuant to this Agreement, the Indemnified Party will promptly pay over to the Indemnifying Party the amounts that are actually recovered from a third party (or paid by such third party to another for the account or benefit of the Indemnifying Party).

8.5                               Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)                                 If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)                                 The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party may only assume the defense of such Third Party Claim if (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Third Party Claim, (ii) such Third-Party Claim was not brought by a Governmental Authority and does not involve a “qui tam” claim, (iii) such Third Party Claim does not involve claims for specific performance or other equitable relief as its primary source of relief, and (iv) the action involves a claim for damages that does not exceed the applicable Cap with respect to such Third Party Claim.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, provided that the Indemnifying Party may participate in (but not control) the defense of such Third Party Claim, with its own counsel at its own expense, and the Indemnified Party shall give the Indemnifying Party prior written notice of any proposed payment, compromise or settlements of the Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.5) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c)                                  Notwithstanding any other provision of this Agreement, if the Indemnifying Party validly elects to assume and control the defense of a Third Party Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not unreasonably be withheld, conditioned, or delayed, (ii) the Indemnifying Party may settle such Third Party Claim without the consent of the Indemnified Party if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete, and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault, or guilt (criminal or otherwise) with respect to the Third Party Claim, and (C) no injunctive, extraordinary, equitable, or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates, and (iii) the Indemnifying Party may otherwise settle such Third-Party Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld, conditioned, or delayed.

(d)                                 Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed not to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6                               Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, provided that, if the Indemnifying Party is Seller, such Loss, up to the amount then remaining in the Escrow Fund, shall be satisfied first from the Escrow Fund (payable from the Escrow Fund in cash, Stock or any combination thereof as determined in the sole discretion of Buyer) and any portion of the Loss remaining after the Escrow Fund has been exhausted or disbursed in full shall be paid by Seller to Buyer by wire transfer of immediately available funds.

8.7                               Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.8                               Effect of Investigation. Except as set forth in Section 6.3, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.

8.9                               Exclusive Remedies. Subject to Sections 6.6 and 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any Transaction Document or in any certificate or instrument delivered pursuant hereto or thereto or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any Transaction Document or in any certificate or instrument delivered pursuant hereto or thereto or otherwise relating to the subject matter of this Agreement, any Transaction Document or any such certificate or instrument, that it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon such agreements, certificates or instruments or any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent or intentional misrepresentation or misconduct.

ARTICLE IX
TERMINATION

9.1                               Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by Buyer by written notice to Seller if:

(i)                                     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)                                  any of the conditions set forth in Sections 7.1 or 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                                  by Seller by written notice to Buyer if:

(i)                                     Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)                                  any of the conditions set forth in Sections 7.1 or 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2014, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

9.2                               Effect of Termination. In the event of termination of this Agreement in accordance with this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 that Article IX, Section 6.5(a) and Article X hereof shall survive such termination; and

(b)                                 that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

10.1                        Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2                        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Seller:	Biomedical Systems Corporation 77 Progress Parkway Maryland Heights, MO 63043 Facsimile: 314-576-1664 E-mail: dbarrett@biomedsys.com Attention: Daniel Barrett

with a copy to:	Bryan Cave LLP One Metropolitan Square 211 N. Broadway, Suite 3600 St. Louis, MO 63102 Facsimile: (314) 552-8064 E-mail: kbfischer@BryanCave.com Attention: Kevin B. Fischer

If to Buyer:	CardioNet, LLC c/o BioTelemetry, Inc. 1000 Cedar Hollow Rd., Suite 102 Malvern, PA 19355 Facsimile: (610) 828-3753 E-mail: peter.ferola@biotelinc.com Attention: Peter Ferola

with a copy to:	Greenberg Traurig, P.A. 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, FL 33301 Facsimile: (954) 765-1477 E-mail: millerma@gtlaw.com Attention: Matthew Miller

10.3                        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as in effect on the date hereof or on the Closing Date, as applicable. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4                        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5                        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6                        Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

10.7                        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that, Buyer may, without the prior written consent of Seller (i) prior to the Closing Date assign all or any portion of its rights under this Agreement to one or more of its or Biotelemetry’s direct or indirect wholly-owned subsidiaries or (ii) assign any or all of its rights hereunder to the financing sources (if any) for the transactions contemplated hereby without the prior written consent of Seller. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.8                        No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9                        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10                 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

10.11                 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.12                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

BIOMEDICAL SYSTEMS CORPORATION

By	/s/ Timothy Barrett
Name:	Timothy Barrett
Title:	President

BUYER:

CARDIONET, LLC

By	/s/ Joseph Capper
Name:	Joseph Capper
Title:	President

[Signature page to Asset Purchase Agreement]